Exhibit 99.1

News Release

Weatherford Prices Upsized Public Offering of $1.5 Billion of Senior Notes

Baar, Switzerland, June 10, 2016 – Weatherford International plc (NYSE: WFT) (the “Company” or “Weatherford”) announced today the pricing of an upsized underwritten public offering (the “Offering”) of $1.5 billion aggregate principal amount of senior notes, consisting of $750,000,000 aggregate principal amount of 7.750% senior notes due 2021 (the “2021 Notes”) and $750,000,000 aggregate principal amount of 8.250% senior notes due 2023 (the “2023 Notes” and, together with the 2021 Notes, the “Notes”). The Notes will be senior, unsecured obligations of Weatherford International Ltd., a Bermuda exempted company and indirect, wholly owned subsidiary of the Company (“Weatherford Bermuda”). The Offering is expected to close June 17, 2016, subject to customary closing conditions.

The Company intends to use the net proceeds from the Offering to fund an increase to the maximum aggregate purchase price for its recently announced tender offers from $1.1 billion to $2.6 billion. The tender offers were made to purchase for cash certain of its 6.35% senior notes due 2017, 6.00% senior notes due 2018, 9.625% senior notes due 2019 and 5.125% senior notes due 2020 (the “Tender Offers”). In the event the Tender Offers, which are subject to market conditions and other factors, are not consummated, or the aggregate amount of securities tendered in the Tender Offers and accepted for payment is less than the net proceeds of the Offering, we may use such proceeds to repay or retire other outstanding indebtedness, which may include amounts under Weatherford Bermuda’s revolving credit facility.

Deutsche Bank Securities and Wells Fargo Securities are acting as joint global coordinators and bookrunners for the Offering. Citigroup, J.P. Morgan, Morgan Stanley and MUFG are acting as joint book-running managers for the Offering. Barclays, BBVA, RBC Capital Markets, SEB, Standard Chartered Bank, TD Securities and UniCredit Capital Markets are acting as co-managers for the Offering.

The Offering is being made pursuant to an effective registration statement previously filed with the U.S. Securities & Exchange Commission (the “SEC”). A preliminary prospectus supplement and accompanying prospectus describing the terms of the Offering have been filed with the SEC, and may be obtained free of charge at the SEC’s website at www.sec.gov or from the joint global coordinators and bookrunners of the Offering as follows:

Deutsche Bank Securities

60 Wall Street

New York, NY 10005-2836

Attention: Prospectus Group

Telephone: (800) 503-4611

Email: prospectus.cpdg@db.com

Wells Fargo Securities

Attention: WFS Customer Service

608 2nd Ave S, Suite 1000

Minneapolis, MN 55402

Telephone: (800) 645-3751 Opt 5

Email: wfscustomerservice@wellsfargo.com

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

ABOUT WEATHERFORD INTERNATIONAL PLC

Weatherford is one of the largest multinational oilfield service companies providing innovative solutions, technology and services to the oil and gas industry. The Company operates in over 100 countries and has a network of approximately 1,100 locations, including manufacturing, service, research and development, and training facilities and employs approximately 33,100 people.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements as defined under federal law, including those related to the Company’s potential securities offering, use of proceeds and tender offers. These forward-looking statements are generally identified by the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “may,” “should,” “could,” “will,” “would,” and “will be,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are subject to significant risks, assumptions and uncertainties. Known material factors that could cause the Company’s actual results to differ materially from the results contemplated by such forward-looking statements are described in the prospectus as supplemented, which is a part of the registration statement, and the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and those risk factors set forth from time-to-time in other filings with the SEC. Weatherford undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.

Investor Contact:

Krishna Shivram	+1.713.836.4610
Executive Vice President and Chief Financial Officer

Karen David-Green	+1.713.836.7430
Vice President – Investor Relations, Corporate Marketing & Communications

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